Exhibit 99.1

For Immediate Release

Path 1 Network Technologies Announces Fourth Quarter and

Year End 2003 Results

- Begins Year with Super Bowl® Milestone and Record Purchase Order-

San Diego, Calif. – February 24, 2004 – Path 1 Network Technologies Inc. (AMEX: PNO) today announced its results for the quarter and year ended December 31, 2003.

For the fourth quarter of 2003, the Company reported net revenue of $559,000, compared to net revenue of $787,000 for the three months ended September 30, 2003, and net revenue of $1.19 million for fourth quarter of 2002. Gross profit for the fourth quarter ended December 31, 2003 totaled $206,000, compared to gross profit of $288,000 for the three months ended September 30, 2003, and gross profit of $581,000 for the fourth quarter ended December 31, 2002. Net loss for the fourth quarter totaled $2.18 million, or ($.34) per share, compared to a net loss of $2.67 million, or ($.59) per share for the third quarter ended September 30, 2003, and a net loss of $882,000, or ($.57) per share for the quarter ended December 31, 2002.

Net loss for the fourth quarter of 2003 included non-cash charges of $137,500 related to the issuance of common stock to consultants for services, $118,000 for debt conversion expense, and $81,000 for amortization of debt discount. Comparatively, net loss for the third quarter ended September 30, 2003, included $506,000 related to debt conversion expense and $153,000 related to amortization of debt discount. Net loss for the fourth quarter of 2002 included non-cash charges of $193,000 for amortization of debt discount and $130,000 for debt conversion expense.

The Company reported net revenue of $2.72 million for the year ended December 31, 2003, equal to net revenue in 2002. Gross profit for 2003 was $1.30 million, or 48% of net revenue, compared to gross profit of $1.21 million, or 44% of net revenue, for 2002. The Company reported a net loss for the year ended December 31, 2003 of $7.1 million, or ($2.00) per share, compared to a net loss of $6.2 million, or ($4.25) per share, in 2002.

Net loss for the year ended December 31, 2003 includes non-cash charges of $1.4 million related to debt conversion expense, amortization of debt discount, and issuance of common stock to consultants for services. Comparatively, the net loss for the year ended December 31, 2002 included non-cash charges of $1.06 million related to debt conversion expense and amortization of debt discount, and also included a loss of $317,000 from discontinued operations.

At the end of 2003, the Company had cash, cash equivalents and short-term investments of $7.8 million, compared to $396,000 at the end of 2002.

“As we indicated during the year, 2003 was a year of transition and accomplishment. In the fourth quarter we focused on filling out our sales organization and stabilizing our manufacturing protocols to assure that we ship the finest quality products as we ramp into 2004. As a result of our public offering, our balance sheet is much stronger. Our improved financial position has enabled us to continue to increase our investment in product development and sales channel expansion. This is, in part, evidenced by the previously announced $1,000,000 purchase order from Frontiers, our partner in Japan, where our products will be used for delivery to major Japanese broadcasters during the course of the year. Along with other pending orders, this purchase order has lifted our pending orders going into 2004 to approximately $1.2 million.”

Cary continued, “We are beginning to see the next level of market acceptance of our unique method of real time, high bandwidth digital video delivery, and we continue to demonstrate that our products can reduce customer operating costs while also providing additional services. A benchmark of this was the fact that Path 1 products were used for transport of the high definition television feed of this year’s Super Bowl® – one of the most critical, high impact, and demanding live feeds imaginable. The result was a completely error-free delivery of this important broadcast over an IP network that was several times the capacity of what a competing satellite feed would have produced, and a realization of our company’s vision for the future of video transmission.”

“To this end,” Cary concluded, “we are particularly encouraged by our opportunities in the long haul and broadcast market given the strength of the Cx1000 product and the interest in our solutions following the Super Bowl® broadcast. A shift towards product sales to this marketplace would generally generate higher margins for Path 1 and raise awareness of our leadership position among a host of new potential customers. To help us manage the technical aspects of our growth we have brought in a highly experienced executive, today announcing the addition of Les Briney as our new VP of Engineering.”

Path 1’s fourth quarter and 2003 year-end conference call will be held on Tuesday, February 24, 2004 at 1:30 p.m. PST (4:30 p.m. EST). The conference call can be accessed by dialing 1-888-394-8095 (Domestic) or 1-973-409-9262 (International). A listen-only broadcast of the conference call can be accessed on the Company’s website at: www.path1.com.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops video routing products that enable the transportation and distribution of real-time, broadcast-quality video over Internet Protocol networks. From the delivery and distribution of broadcast materials to Video on Demand (VOD), Path 1’s video infrastructure platforms allow high-quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems. To find out more about Path 1 Network Technologies Inc. (AMEX: PNO), visit our Web site at www.path1.com or call 877/ONE-PATH (663-7284).

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward- looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future”, “plan” or “planned”, “will” or “should”, “expected”, “anticipates”, “draft”, “eventually” or “projected”. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, that sales backlog may not result in revenue, that our sales may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Path 1 undertakes no obligation to update such statements.

Super Bowl is a registered trademark of the National Football League.

Path 1 Network Technologies Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002
Revenues
Product sales	$557	$587	$1,194
Contract services	—	200	—
License revenue	—	—	—
Other revenue	2	—	—

Total revenues	559	787	1,194

Cost of revenues
Cost of product sales	353	379	613
Cost of contract services	—	120	—

Total cost of revenues (exclusive of items shown separately below)	353	499	613

Gross profit	206	288	581

Operating expenses
Engineering research and development	516	405	87
Sales and marketing	597	480	153
General and administrative	1,120	1,348	804
Stock-based compensation (benefit)	—	—	37
Depreciation and amortization expense	80	265	246

Total operating expense	2,313	2,498	1,327

Operating loss	(2,107)	(2,210)	(746)
Other income (expense)
Interest (expense) income, net	(77)	(194)	(136)
Loss on sale of securities	—	—	—
Other income (expense)	2	(262)	—

Total other (expense)	(75)	(456)	(136)

Loss from continuing operations	(2,182)	(2,666)	(882)
Discontinued operations	—	—	—

Net loss	$(2,182)	$(2,666)	$(882)

Loss per common share - basic and diluted	$(0.34)	$(0.59)	$(0.57)

Weighted average common shares outstanding - basic and diluted	6,355	4,528	1,542

Path 1 Network Technologies Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Years Ended December 31,
	2003	2002
Revenues
Product sales	$1,970	$2,416
Contract services	507	116
License revenue	235	190
Other revenue	9	—

Total revenues	2,721	2,722

Cost of revenues
Cost of product sales	1,224	1,480
Cost of contract services	200	33

Total cost of revenues (exclusive of items shown separately below)	1,424	1,513

Gross profit	1,297	1,209

Operating expenses
Engineering research and development	1,619	1,476
Sales and marketing	1,688	639
General and administrative	3,586	2,608
Stock-based compensation (benefit)	50	253
Depreciation and amortization expense	499	461

Total operating expense	7,442	5,437

Operating loss	(6,145)	(4,228)
Other income (expense)
Interest (expense) income, net	(666)	(1,019)
Loss on sale of securities	—	(590)
Other income (expense)	(260)	—

Total other (expense)	(926)	(1,609)

Loss from continuing operations	(7,071)	(5,837)
Discontinued operations	—	(317)

Net loss	$(7,071)	$(6,154)

Net loss per common share from continuing operations	$(2.00)	$(4.03)

Net loss per common share from discontinued operations	$—	$(0.22)

Loss per common share - basic and diluted	$(2.00)	$(4.25)

Weighted average common shares outstanding - basic and diluted	3,544	1,447

Path 1 Network Technologies Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	September 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$7,807	$10,189	$396
Accounts receivable, net	510	844	438
Inventory	393	376	393
Other current assets	74	93	15

Total current assets	8,784	11,502	1,242
Property and equipment, net	382	245	220
Debt issuance costs, net	62	86	107
Other assets	49	48	64

Total assets	$9,277	$11,881	$1,633

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$699	$937	$930
Accrued compensation and benefits	119	192	157
Current portion of notes payable	291	853	863
Current portion of leases payable	15	13	—
Deferred revenue	—	—	61

Total current liabilities	1,124	1,995	2,011
Notes payable	154	139	161
Long-term lease payable	14	13	—

Total liabilities	1,292	2,147	2,172

Stockholders’ equity (deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,578,324, 6,198,524 and 1,583,558 shares issued and outstanding at December 31, 2003, September 30, 2003, and December 31, 2002, respectively; 2,777 and 27,777 shares held in treasury at December 31, 2003 and September 30, 2003, respectively	7	6	2
Common stock to be issued	—	—	12
Additional paid-in capital	46,987	45,254	30,134
Deferred compensation	(1,300)	—	(50)
Accumulated deficit	(37,709)	(35,526)	(30,637)

Total stockholders’ equity (deficit)	7,985	9,734	(539)

Total liabilities and stockholders’ equity	$9,277	$11,881	$1,633

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Investor Contact:

Todd Fromer/ Erika Levy

KCSA Worldwide

(212) 896-1215/ (212) 896-1208

todd@kcsa.com/ elevy@kcsa.com